Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2012 Financial Results

South San Francisco, Calif. — March 5, 2013 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2012. For the fourth quarter of 2012, Rigel reported a net loss of $25.5 million, or $0.30 per share, compared to a net loss of $25.8 million, or $0.36 per share, in the fourth quarter of 2011. Weighted average shares outstanding for the fourth quarter of 2012 and 2011 were 85.3 million and 71.2 million, respectively.

Rigel reported total operating expenses of $25.6 million in the fourth quarter of 2012, which were flat compared to $25.9 million in the fourth quarter of 2011.

For the twelve months ended December 31, 2012, Rigel reported contract revenue of $2.3 million and a net loss of $98.8 million, or $1.32 per basic and diluted share, compared to contract revenue of $4.8 million and a net loss of $86.0 million, or $1.36 per basic and diluted share, in 2011.  Contract revenue of $2.3 million in 2012 primarily consisted of a $1.0 million upfront payment from AstraZeneca AB (AZ) to license R256, Rigel’s inhaled JAK inhibitor for moderate to severe chronic asthma, and a payment of $0.8 million from Daiichi Sankyo related to an oncology compound.  Contract revenue of $4.8 million in 2011 included a $4.3 million payment from Merck Serono S.A.

As of December 31, 2012, Rigel had cash, cash equivalents and available for sale securities of $298.2 million, compared to $247.6 million as of December 31, 2011.  In October 2012, Rigel completed an underwritten public offering in which it sold an aggregate of 15,237,750 shares of common stock pursuant to an effective registration statement at a price to the public of $9.50 per share. Rigel received net proceeds of approximately $135.7 million after deducting underwriting discounts and commissions and offering expenses. Rigel expects to end 2013 with cash and investments in excess of $195.0 million, which is expected to be sufficient to fund operations into 2015.  The expected ending cash and investment amount for 2013 does not include any potential milestone payments from current or future collaborators.

“We entered 2013 with important programs in each stage of clinical development and an R&D organization that continues to enrich and advance Rigel’s novel therapeutic portfolio,” said James M. Gower, chairman and chief executive officer of Rigel. “As 2013 unfolds, we anticipate significant clinical trial results in multiple programs.” he added.

Pipeline Update

As of March 2013, Rigel has several novel small molecules in clinical or preclinical development, including the OSKIRA Phase 3 clinical trials with fostamatinib in patients with rheumatoid arthritis (RA), which are being conducted by Rigel’s partner, AZ.  AZ expects to report results of the OSKIRA Phase 3 studies in the second quarter of 2013 and projects a new drug application (NDA) filing by the end of 2013.

To date, the most advanced wholly-owned development programs in Rigel’s portfolio are:

•                  R343, an inhaled SYK inhibitor for allergic asthma.   A Phase 2 multi-center, multiple-dose, placebo controlled, double-blind study is currently underway.  The study, SITAR (SYK Inhibition for Treatment of Asthma with R343) includes approximately 270 patients with allergic asthma and will measure each patient’s change in FEV1 (the maximum amount of air a person can forcefully exhale in one second) from baseline to dosing completion.  Prior research on the mechanism of action of inhaled R343 suggest that this single agent may provide therapeutic benefits to treat both the acute/early and chronic/late inflammation mechanisms associated with a wide range of allergic asthma symptoms.  SITAR results are expected in the second half of 2013.

•                  R333, a topical dermatological JAK/SYK inhibitor for discoid lupus.  Also underway currently, this Phase 2 double-blind, multi-center, placebo controlled study in patients with active discoid skin lesions from Discoid Lupus Erythematosus or Systemic Lupus Erythematosus (SLE) will evaluate the primary effectiveness of R333 ointment versus placebo following 28 days of treatment.  Results of this study, called SKINDLE (SYK Kinase Inhibition for Discoid Lupus Erythematosus), are expected in the second half of 2013.

•                  R348, a topical ophthalmic JAK/SYK inhibitor for chronic dry eye.  A Phase 1 clinical trial of R348 eye drops is underway in patients with chronic dry eye disease, otherwise known as keratoconjunctivitis sicca.  Adults with this condition may also suffer from SLE, Sjogren’s syndrome, RA or other autoimmune disorders. R348’s combined JAK/SYK inhibition is expected to offer relief by targeting both inflammatory pathways.  Rigel expects to begin Phase 2 clinical trials of R348 in the first half of 2013.

•                  Muscle wasting and muscle endurance.  Rigel is conducting preclinical studies with an AMPK signaling activator and muscle atrophy inhibitors as part of its program focused on developing potential small molecule therapeutics for a variety of muscle disorders such as; peripheral arterial disease, ventilator atrophy, chronic heart failure, chronic obstructive pulmonary disease and type 2 diabetes mellitus. Additional information about these programs and development progress will be forthcoming later this year.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for RA with its partner AstraZeneca; R343, an inhaled SYK inhibitor for asthma and R333, a topical JAK/SYK inhibitor for discoid lupus — both of which have commenced Phase 2 clinical trials; and, R348, a topical JAK/SYK inhibitor in a Phase 1 clinical trial for the treatment of chronic dry eye.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, expected cash and investments and sufficiency of funds, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement of clinical trials and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “will,” “may,” “aim,” “believe,” “plan,”  “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, market competition, risks associated with Rigel’s corporate partnerships, including risks that if conflicts arise between Rigel’s and its corporate partners, the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, risks associated with Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

###

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Contract revenues	$—	$—	$2,250	$4,750

Operating expenses:
Research and development (see Note A)	19,764	19,819	78,778	69,350
General and administrative (see Note A)	5,852	6,091	22,849	21,768
Total operating expenses	25,616	25,910	101,627	91,118
Loss from operations	(25,616)	(25,910)	(99,377)	(86,368)
Interest income, net	144	123	537	395
Net loss	$(25,472)	$(25,787)	$(98,840)	$(85,973)

Net loss per share, basic and diluted	$(0.30)	$(0.36)	$(1.32)	$(1.36)

Weighted-average shares used in computing net loss per share, basic and diluted	85,274	71,249	74,967	63,329

Note A

Stock-based compensation expense included in:
Research and development	$1,836	$2,191	$7,050	$9,277
General and administrative	1,427	850	5,567	3,891
	$3,263	$3,041	$12,617	$13,168

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2012	2011

Cash, cash equivalents and available for sale securities	$298,241	$247,640
Total assets	310,043	257,106
Stockholders’ equity	289,096	236,149